EXHIBIT 99.1

COMPREHENSIVE CARE CORPORATION

Robert J. Landis, CFO & Treasurer
813-288-4808

FOR IMMEDIATE RELEASE

COMPREHENSIVE CARE COMPLETES SUCCESSFUL BETA TEST OF BEHAVIORAL HEALTH

PHARMACY MANAGEMENT PROGRAM IN MICHIGAN

TAMPA, FL, May 20, 2004 -– Comprehensive Care Corporation (OTC BB: CHCR) (CompCare), a company specializing in Integrated Behavioral Health for Medicaid, Medicare and Commercial Health Plans and Employers through its operating subsidiaries, today announced the successful completion of the beta test of its new behavioral health pharmacy management program in Michigan.

The Company began providing prior authorization for a Michigan Health Plan’s pharmacy benefits related to behavioral health in April 2002. In that time, the use of high cost, non-formulary behavioral drugs subject to prior authorization has decreased dramatically.. In the state, 52.5% of overall drug costs were related to behavioral medical conditions, and 70% of prescribers of behavioral health drugs were Primary Care Physicians [PCPs] or non-affiliated Behavioral Health Practitioners.

Mary Jane Johnson, CEO of CompCare, said, “The successful completion of this test program has improved our value to the Primary Care Physician as a partner in management. The program goes beyond formulary enforcement and provides targeted case management for members who would not otherwise access behavioral health treatment. Although we tailored the program to the specific parameters of Michigan’s Medicaid program, the underlying principles and practices are valid in every state with every population, and we expect to be able to customize our services as we did in Michigan without undue costs or efforts. Our sales staff have begun offering this product to current and prospective clients.”

The rapid increase in pharmacy costs is a national challenge and according to MedCo Health pharmacy costs are outpacing inflation at 14.3% per year. The increases for antidepressants and antipsychotics make up about half of that. Demand for behavioral healthcare is rising as it loses its social stigma, further exacerbating the economic challenge. A 49 percent rise in the use of attention deficit/hyperactivity disorder drugs by children under 5 in the last three years contributed to a 23 percent increase in usage for all children, eclipsing the growth of other categories this year.

-more-

Johnson said, “CompCare’s Michigan solution involved advanced financial forecasting, psychotropic formulary management, physician education and consultation, drug utilization review, and high-risk case management. Part of our success lies in the proper use of professional talents. Because this is a prior authorization system, we use registered nurses for quick reviews with physicians and their office staff and pharmacists and psychiatrists are immediately available for consultation. We insist on a rapid turnaround time because patients’ needs are immediate, and any barriers to filling prescriptions threaten compliance in a population that is already at risk.

She concluded, “It is important to note that these same case-management techniques are applicable to retrospective review of pharmacy data. In fact, specific identification of prescription fill and refill timeframes allows us to focus use of our resources to engage people in treatment. This promotes long term recovery with significantly decreased use of costly services. Our data management focus prevents needless spending, and our care managers provide critical connections to services to minimize system fragmentation.”

About Comprehensive Care Corporation
Established in 1969, Comprehensive Care Corporation administers and operates behavioral health, substance abuse, and employee assistance programs for governmental agencies and managed care companies throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service and operations centers in Connecticut, Florida, Michigan, and Texas; serves more than 1,100,000 covered individuals nationwide; and has a network of approximately 10,000 behavioral health practitioners.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC report.

######